Exhibit 99.1

FOR IMMEDIATE RELEASE

Nov. 1, 2021

CONTACT:

Adrienne Chance

VP, Communications

SpartanNash

press@spartannash.com

SpartanNash Welcomes Ileana McAlary
as SVP, Chief Legal Officer & Corporate Secretary
McAlary will oversee the company’s legal function

GRAND RAPIDS, Mich. – Nov. 1, 2021 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced Ileana McAlary is joining the Company as Senior Vice President, Chief Legal Officer & Corporate Secretary, effective Nov. 15. McAlary will lead the legal function and report to SpartanNash President and CEO Tony Sarsam.

“Ileana brings broad-based corporate, transactional, regulatory compliance, risk mitigation and management experience across multiple industries and international markets,” Sarsam said. “As a company that serves food retailers in all 50 states and in many overseas locations, Ileana’s expertise will be invaluable. We are thrilled to welcome her to SpartanNash as we continue building out our executive leadership team and working to advance our People First culture for our family of 19,000 Associates.”

McAlary joins SpartanNash from Wolverine World Wide, Inc., where she most recently served as the Vice President Associate General Counsel & Compliance Officer. Prior to Wolverine World Wide, McAlary held roles as Senior Counsel at Meijer, Inc.; as Corporate Counsel III at Amway Corporation; and as an attorney at the Miller Johnson law firm. McAlary earned her undergraduate degree at Grand Valley State University, attended law school at the University of Havana in Cuba, and earned her law degree at Wayne State University.

McAlary’s appointment follows the retirement of SpartanNash Executive Vice President and Chief Legal Officer Kathleen “Kathy” Mahoney, who has served at SpartanNash for 17 years. Mahoney played a critical role in negotiating and closing the 2013 merger between Nash Finch and Spartan Stores, forming SpartanNash.

“We are most grateful to our longtime leader and friend Kathy Mahoney for her service to SpartanNash,” said Sarsam. “Her contributions to our company and industry are countless, and we offer our warmest wishes in her next chapter.”

###

Exhibit 99.1

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life through customer-focused innovation. Its core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores, and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network and the Our Family® private label brand. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. The company owns 146 supermarkets—primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket—and shares its operational insights to drive solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 19,000 strong and growing. For more information, visit spartannash.com.